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                                                    Exhibit 10.42


                      IDS CURRENT SERVICE
                  DEFERRED COMPENSATION PLAN
        Amended and Restated Effective January 1, 1989



The IDS Current Service Deferred Compensation Plan ("Plan") is amended and restated effective January 1, 1989. Any compensation deferred pursuant to the Plan or any agreement between any employee and IDS Financial Corporation ("IDS") or one of its subsidiaries prior to January 1, 1989 and thereafter shall be governed by the provisions of this 1989 amended and restated Plan as provided herein.

1.  Purpose of the Plan

    The purpose of this Plan is to provide a means for certain key executives of IDS and its subsidiaries to defer a portion of their compensation from IDS and its subsidiaries in order to derive additional supplemental pre-retirement savings opportunities and retirement and estate planning benefits.

2.  Administration of the Plan

    The Plan shall be administered by the Senior Vice President - Human Resources ("Administrator"). The Administrator shall have full power and authority to interpret, construe and administer the Plan, and such interpretation and construction thereof and actions taken thereunder shall be binding on all persons for the purposes. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems desirable to carry it into effect. Any decision of the Administrator in the administration of the Plan shall be final and conclusive.

3.  Eligibility

    a. Participation in the Plan shall be limited to officers and other key employees of IDS and its subsidiaries who are designated by the Administrator, on a case-by-case basis, as eligible to participate in the Plan. In any case, participation will not extend to employees whose inclusion, in the opinion of counsel, could jeopardize the Company's position that the agreements made within the parameters of this Plan are private offerings exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The term "Participant" as used throughout shall refer to eligible employees designated to participate in the Plan.

    b. The Administrator is authorized to approve, on behalf of IDS, deferred compensation agreements, and amendments thereto, with eligible employees.

 4. Prescribed Provisions of Deferred Compensation Agreements
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    Any Deferred Compensation Agreement ("Agreement") entered into between an eligible employee and IDS pursuant to this Plan shall be subject to the following requirements and conditions:

    a. IDS shall establish a book reserve account to which shall be credited when earned or otherwise payable the following, to the extent elected by an eligible employee pursuant to Section 4.f.:

        (1) The basic compensation deferred which must be stated as a specific dollar amount determined on the date of the Agreement.

        (2) Awards under the Key Management Incentive Plan or any similar bonus plan, if included as a deferred item.

    b. The book reserve account for amounts deferred under subsection "a" above shall contain two subaccounts (Subaccount A and Subaccount B). Participants can designate one or both subaccounts to be used by IDS to reflect and credit increases, decreases, interest, dividends, other income, gains and losses as may, from time to time, be experienced by such reserve account. If both subaccounts are used with respect to any agreement of deferral, 50% of the compensation to be deferred under such agreement must be credited to each of the subaccounts. Such designations shall be irrevocable. If compensation has been credited to the stock equivalent account, however, the Participant can elect to have any number of stock equivalent units transferred from Subaccount B to Subaccount A at any time. The stock equivalent units will be valued for transfer purposes by multiplying the applicable number of units to be transferred by the average American Express common stock closing price for the 60 trading days prior to transfer date. Any transfer shall be effective at the close of the business day during which written notice of such transfer is received before the close of the business day by the Administrator. In contrast, once an amount is credited to Subaccount A, either on account of an initial deferral or a transfer, that amount cannot be transferred to Subaccount B.

        (1)  Subaccount A - Cash Equivalent Account

             Amounts designated by Participant to be held in Subaccount A shall be credited with interest at the end of each calendar quarter at a rate equal to the average interest rate earned on 26-week U.S. Treasury bills auctioned during such calendar quarter. If the book reserve account is reduced during a calendar year due to payments made pursuant to Section 4.c., interest accruals shall be credited to the account on the date prior to the payment date and shall be based on the average interest rate earned on 26-week U.S. Treasury Bills auctioned during the preceding calendar quarter.

        (2)  Subaccount B - American Express Common Stock
             Equivalent Account

             With respect to compensation deferred in Section 4.a.(1) amounts designated to be held in Subaccount B shall be credited to an American Express common stock equivalent
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             account.  Such deferred amounts credited to the stock
             equivalent account during any calendar quarter shall be converted to stock equivalent units (by dividing the total of such deferred amount by the average American Express common stock closing price for the quarter) only at the end of such calendar quarter. Based on the number of stock equivalent units credited to the account on any American Express common stock dividend record date, quarterly dividend equivalents, i.e., the dollar value of any dividends payable with respect to American Express common stock, will be converted into stock equivalent units on such dividend record date by using the closing stock price on that dividend record date. On the date that amounts deferred hereunder are paid out pursuant to Subsection "c" below, the stock equivalent units then held in the stock equivalent account will be valued for payment by multiplying the applicable number of units payable by the average American Express common stock closing price for the 60 trading days before the payment date. With respect to compensation deferred pursuant to Section 4.a.(2), the deferred award amount will be converted to stock equivalent units by dividing the deferred award amount by the average American Express common stock closing price for the 60 trading days prior to the date on which such bonus is deferred under the Plan.

             Once the awards pursuant to Section 4.a.(2) are converted to stock equivalent units, the units will be handled in the same manner as stock equivalent units from deferred compensation referenced above in this paragraph.

        (3) The book reserve account may contain additional subaccounts that the Administrator may, in the Administrator's discretion, designate from time to time. The procedures to reflect and credit increases, decreases, interest, dividends, other income, gains and losses, conversion rights and transferability will be determined by the Administrator in his or her discretion.

    c. IDS shall pay to Participant, or his or her beneficiary designated in accordance with subsection "d" below, his or her deferred compensation in cash in accordance with such payout schedule as the Participant shall irrevocably elect at the time the Agreement deferring such compensation is executed by Participant and IDS, subject to the following:

        (1) Payout may not extend beyond the earlier of the year the Participant reaches or would have reached age 90 or 15 years after payout commences, unless otherwise determined by the Administrator in his or her sole discretion.

        (2)  Payments will be made annually during the first quarter.

        (3) Upon Participant's termination of employment for reasons other than retirement, death, or disability his or her deferred compensation shall be paid to him or her in a lump sum of cash no later than December 31, of the subsequent year. For purposes of this Section "termination of employment" shall not include the discontinuance of services with IDS if Participant continues to perform services as an employee of American Express or its subsidiaries or affiliates.

        (4) Upon Participant's death any amount held under this Plan shall be payable in cash, in accordance with Participant's elected payout schedule unless otherwise determined by the Administrator, to his or her beneficiary designated pursuant to subsection "d" below.

        (5) If Participant elects to have his or her deferred compensation paid in annual installments, the payout shall be subject to the following:

             Installment payments with respect to compensation which has been credited into Subaccount A shall be computed by dividing the outstanding account balance by the number of payments remaining, including the current payment. For compensation which has been credited into Subaccount B, annual installment payments shall be computed by dividing the outstanding number of stock equivalent units by the number of payments remaining, including the current payment, and then multiplying the applicable number of units payable by the average American Express common stock closing price for the 60 trading days prior to the payment date. The balance that remains after each installment payment shall continue to be credited with interest or dividend equivalents in accordance with this Plan and the provisions affecting the subaccounts. Installment payments with respect to compensation which has been credited into a subaccount other than Subaccount A or Subaccount B will be valued in a manner determined by the Administrator in his or her discretion at the time the Agreement deferring such compensation is executed by Participant and IDS.

        (6) Notwithstanding anything to the contrary contained in the Plan or any Agreement entered into thereunder or the Key Management Incentive Compensation Plan (the "KMIC"), following the occurrence of a Change of Control, as defined in paragraph E of Article VI of the KMIC, any amount held pursuant to the Plan to the credit of any Participant shall be paid to the Participant within five days following the date of such Change of Control.

        (7) The definition of a "Change in Control", as provided in paragraph E of Article VI of the KMIC, as may be amended from time to time, is hereby incorporated into this Plan.

    d. The Participant shall designate a beneficiary by filing a written notice of such designation with the Administrator in such form as the Administrator may prescribe. The Participant may revoke or modify that designation at any time by a further written designation.

        The Participant's beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant's spouse, in the event of dissolution of marriage.
        If no designation is in effect at the time when benefits payable under Agreement become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant's children and their issue by right of representation or, if none, the legal representatives of the Participant's estate.

    e. Notwithstanding anything herein contained to the contrary, upon the request of a Participant and based on a showing of an unanticipated emergency caused by an event beyond the control of the Participant or beneficiary that would result in severe financial hardship to the individual if early withdrawal were not permitted, the IDS Board of Directors may, in its sole discretion, vary the manner and time of making the distributions provided in this Section 4.

    f. The Administrator may prescribe a form of Agreement to be used by Participant and IDS to defer compensation under the Plan. Any Agreement between Participant and IDS shall conform to the following:

        (1) With respect to the deferral of basic compensation, the Agreement shall be entered into by the parties no later than December 31, immediately prior to the calendar year during which deferral is to be effective, or at such other date, which shall precede the rendition of services for the basic compensation that is being deferred hereunder, as the Administrator shall determine. Employees who meet the eligibility requirements pursuant to Section 3.a., due to promotion or new employment during the calendar year, can request participation in the Plan, if they request to defer no later than 30 days after they receive written confirmation of their eligibility.

        (2) With respect to awards under the Key Management Incentive Plan or any similar bonus plan, the Agreement shall be entered into by the parties no later than December 31, immediately prior to the calendar year(s) during which the bonus is earned, or at such other date, which shall precede the period during which the award or bonus is earned, as the Administrator shall determine.

    g. As of the effective date of the IDS Supplemental Retirement Plan, amounts credited to this Plan pursuant to Sections 4.b.(1) and 4.b.(2) as in effect prior to January 1, 1988, shall be governed by the provisions of the IDS Supplemental Retirement Plan as it may be amended from time to time.

5.  General Provisions:

    a. Nothing in this Plan shall create, or be construed to create, a trust of any kind or fiduciary relationship between IDS and the Participant, his or her designated beneficiary, or any other person. Any funds deferred under the provisions of this Plan shall be construed for all purposes as a part of the general funds of IDS, and any right to receive payments from IDS under this Plan shall be no greater than the right of any unsecured general creditor. IDS may, but need not, purchase any securities or instruments as a means of hedging its obligations to any Participant under this Plan.

    b. The right of any Participant, or other person, to the payment of deferred compensation under this Plan shall not be assigned, transferred, pledged or encumbered except by the laws of descent and distribution.

    c. Participation in the Plan shall not be construed as conferring upon the Participant the right to continue in the employ of IDS as an executive or any other capacity.

    d. Any deferred compensation payable under this Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing the benefits under any qualified pension or profit sharing plan.

    e. IDS makes no representations or warranties and assumes no responsibility as to the tax consequences to any Participant who enters into a deferred compensation agreement with IDS pursuant to this Plan. Further, payment by IDS to Participant, or to Participant's beneficiary or beneficiaries in accordance with the written designation of beneficiary on file with the Administrator at the time of Participant's death, shall be binding on all interested parties and persons, including Participant's heirs, executors, administrators and assigns, and shall discharge IDS, its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of Participant's participation in this Plan, known or unknown, for himself or herself, his or her heirs, executors, administrators and assigns. Any agreement executed pursuant to this Plan shall include the above provision of this Section 5.e.

    f. The Board of Directors may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify the amount of any benefit payable to a Participant or any beneficiary receiving benefit payments at the time the Plan is amended or terminated. The President or Senior Vice President - Human Resources may, at any time, make non-material amendments to the Plan subject to the above condition.

        Examples of non-material amendments include, but are not limited to, such items as (a) amendments necessary to comply with changes in federal or state law or regulations, or to obtain initial or continuing IRS approval of the Plan, (b) amendments which ease the administration of the Plan but do not have significant immediate or long-term material financial impact, or (c) amendments having a non-material effect on the Company's financial commitment to the Plan.

6.  Effective Date

    Provisions of this amended and restated Plan shall be effective on and after January 1, 1989. With regard to Section 4.g., prior to January 1, 1985, such agreement shall be entered into by parties no later than July 1st for basic compensation which would otherwise be payable to Participant during the next following six calendar month period.